PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated September 19, 2005)	Registration No. 333-128030

SONUS PHARMACEUTICALS, INC.

6,977,805 Shares of Common Stock
($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated September 19, 2005 of Sonus Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 4,651,869 shares of our outstanding common stock, and up to 2,325,936 shares of our common stock issuable upon the exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.”  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering (9)

Efficacy Biotech Fund Limited (4)	1,149,504	521,852	627,652	2.41%

Crestview Capital Master, LLC (12)	260,926	260,926	0	0

*                    Less than 1%

(4)             The third column in the foregoing table includes 627,652 shares that are not being offered pursuant to this prospectus.

(9)             Based on 26,070,537 shares outstanding as of August 22, 2005.  In computing the number of shares beneficially owned by a selling stockholder after the offering and the percentage ownership of that selling stockholder, shares of common stock subject to warrants that are exercisable within 60 days after August 22, 2005 are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person.

(12)       Includes shares subject to warrants that are currently exercisable.

All information in this prospectus supplement is as of August 9, 2007.

The date of this prospectus supplement is August 9, 2007.